UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2008

STERLING MINING COMPANY
(Exact name of registrant as specified in its charter)

000-51669
Commission File No.

Idaho	82-0300575
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

2201 Government Way, Suite E. Coeur d'Alene Idaho 83814
(Address of Principal Executive Offices)

(208) 666–4070
(Registrant's Telephone Number)

Not Applicable
(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 22, 2008, Sterling Mining Company (“Sterling”) announced that James N. Meek resigned his positions as Vice President and Chief Financial Officer effective to pursue other opportunities. His resignation is effective October 24, 2008.

Sterling also announced that Kenneth Rux has been appointed to serve as Chief Financial Officer of Sterling. Mr. Rux, age 54, joined Sterling as its Controller in April 2008. From April 2006 to April 2008, Mr. Rux was employed as the Controller and Director of Sarbanes-Oxley Compliance of General Moly, Inc., a publicly-held company based in Lakewood, Colorado engaged in the business of exploring for and developing mineral properties primarily containing molybdenum. For five years prior to March 2006, Mr. Rux was employed as the Controller of Isothermal Systems Research, a private company based in Liberty Lake, Washington, engaged in the business of providing solutions for cooling and integration of electronic systems.

Mr. Rux is currently employed under an agreement that provides for an annual salary of $125,000, and options granted annually to purchase a minimum of 50,000 shares of common stock on such terms as are determined by the chief executive officer and to purchase an additional 50,000 shares of common stock that vest in equal quarterly installments. The agreement also provides for standard health insurance and vacation benefits. Under his employment agreement, if Mr. Rux is terminated without cause or if there is a change in control of Sterling, he is entitled to receive 12 months of salary and any stock options granted that are unvested will vest immediately. As a result of Mr. Rux’ appointment to the position of Chief Financial Officer, Sterling expects that it will negotiate a new or revised compensation arrangement over the next several months.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING MINING COMPANY

Dated: October 28, 2008	By:	/s/ Kenneth Rux
Kenneth Rux Chief Financial Officer